SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                                 Amendment No. 3

Check the appropriate box:

[X]  Preliminary information statement      [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
[ ]  Definitive information statement           Rule 14c-5(d)(2))

                                  NEXPUB, INC.
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Fee amount is based on net total consideration to be received of approximately $350,000.

         (4)      Proposed maximum aggregate value of transaction: $350,000

         (5)      Total fee paid: $70.00

         [X] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                                  NEXPUB, INC.
                               3829 EXECUTIVE WAY
                             MIRAMAR, FLORIDA 33025

                              INFORMATION STATEMENT


         Due to our lack of financial resources, on March 18, 2002, we executed an Assignment for the Benefit of Creditors pursuant to Chapter 727, Florida Statutes. As a result, the Company is unable to respond to the Staff's comments to our previously filed preliminary Information Statement, dated December 27, 2001. Accordingly, we withdraw the preliminary Information Statement, and all amendments thereto, as well as the Definitive Information Statement, dated February 1, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED MARCH ___, 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO MEMBERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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